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                   RETENTION AND NON-COMPETITION AGREEMENT         Exhibit 10.1


      THIS RETENTION AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into by and between KLA-Tencor Corporation (the "Company") and ________________ ("Executive"), as of the "Effective Time," as defined below.

      WHEREAS, the Company desires to retain the services of Executive as set forth in this Retention and Non-Competition Agreement (the "Agreement"), and Executive desires to provide services to the Company, upon the terms and conditions set forth herein; and

      WHEREAS, the Company desires to ensure that Executive does not compete with and is available to provide services to the Company for the period of time set forth herein;

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

      1. Effectiveness of Agreement. This Agreement shall become effective only upon the "Effective Time" as such term is defined in the Agreement and Plan of Reorganization (the "Merger Agreement") by and among Tencor Instruments ("Tencor"), Tiger Acquisition Corp. and KLA Instruments Corporation ("KLA") (the "Effective Time"). The Company and Executive agree that this Agreement shall govern the terms and conditions of Executive's provision of services to the Company from and after the Effective Time.

      2. Term of Agreement. This Agreement shall commence on the Effective Time and shall end on the earlier of (i) the five-year anniversary of the Effective Time, or (ii) the date that all obligations hereunder have been fully discharged.

      3.    Duties.

            (a) Title and Responsibilities. From and after the Effective Time until the commencement of any Part-Time Employment Term (as defined in Section 7 of this Agreement) (the "Full-Time Employment Period"), the Company shall employ
the Executive as the        of the Company reporting to       . As        of the
Company, Executive shall have the duties and responsibilities customarily associated with such position and as determined from time to time by the Board of Directors of the Company (the "Board"). It is understood and agreed that Executive will be considered an employee of the Company for tax withholding purposes for the duration of both the Full-Time Employment Period and the Part-Time Employment Term. Executive acknowledges that as a part-time Employee he shall not have the power to bind the Company.

            (b) Board Membership. If Executive is serving as a member of the Board on the date of termination of the Full-Time Employment Period, he shall tender to the Board his resignation from the Board effective as of such date. The Board shall not be obligated to accept such resignation.





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      4. Obligations. Executive agrees, during the Full-Time Employment Period, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof, including, without limitation, those upon which Executive currently serves as listed on Exhibit A hereto, without the approval of the Board.

      5. Employee Benefits. During the Full-Time Employment Period, Executive shall be eligible to participate in (i) all employee benefit plans currently and hereafter maintained by the Company for senior management according to their terms, and (ii) such other employee benefits as are set forth in this Agreement. During any Part-Time Employment Term, Executive shall only be eligible to participate in the Company's group health, vision and dental plans and shall not be eligible to participate in the Company's other employee benefit plans and arrangements.

      6.    Full-Time Employment Period Compensation.

            (a) Base Salary. During the Full-Time Employment Period, and during certain Part-Time Employment Terms as specified in Section 7 hereof, the Company shall pay the Executive as compensation for his services a base salary at an initial annualized rate (which initial rate shall in no event be less than the Executive's current base salary with KLA or Tencor) recommended by the Compensation Committee of the Board and approved by the Board as soon as possible following the Effective Time, as adjusted from time to time by the Board or its Compensation Committee (the "Base Salary"). The Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. During the Full-Time Employment Period, Executive's Base Salary shall be reviewed annually for possible adjustments in light of Executive's performance of his duties, as determined by the Board or its Compensation Committee.

            (b) Bonus. During the Full-Time Employment Period and during certain Part- Time Employment Terms as specified in Section 7 hereof, Executive shall be eligible to receive bonuses as determined by the Board or its Compensation Committee. The Company shall have the obligation to pay any and all bonuses referred to in this Agreement only at the same time as bonuses are normally paid to senior management of the Company and contingent in each case upon the Company's payment of bonuses to the senior officers of the Company in such fiscal year.

      7.    Termination of Employment; Transition to Part-Time Employment.

            (a) Part-Time Employment Term Definition; Obligations. The periods of part-time employment specified in this Section 7 shall be defined as the "Part-Time Employment Term" for the purposes of this Agreement. During any Part-Time Employment Term, Executive shall be required to devote such time in rendering services to the Company as shall be mutually agreed upon and acceptable to the Executive and the Company. During the Part-Time Employment Term, Executive shall be free to serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without the prior written consent of the Company so long as

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such activities do not interfere with his duties and obligations under this
Agreement, including, without limitation, Executive's obligations under Section 10 hereof. In consideration of Executive's not working for a Non-Competing Company or a Competing Company and being available to provide the mutually agreed upon services required hereunder during the Part-Time Employment Term, the Executive shall receive the compensation specified in this Section 7.

            (b) Termination of Full-Time Employment for Cause. The Company may at any time terminate Executive's full-time employment hereunder for "Cause." For the purposes of this Agreement "Cause" shall mean (i) Executive's gross negligence or willful misconduct in connection with the performance of his duties, (ii) Executive's conviction of or plea of nolo contendere to, any felony in a court of competent jurisdiction, or (iii) Executive's embezzlement or misappropriation of Company property. If the Executive's full-time employment is terminated by the Company for Cause, then, subject to Executive entering into a release of claims agreement with the Company in a form reasonably approved by the Company (the "Release"), the Executive will receive a lump-sum payment equal to twenty-five percent of Base Salary and Executive shall not be entitled to any other benefits hereunder.

            (c) Voluntary Termination of Full-Time Employment by Executive Other Than For Good Reason. If the Executive desires to voluntarily terminate his full-time employment with the Company other than for "Good Reason" (as defined below), then Executive shall provide the Company with written notice of such termination. Subject to Executive entering into the Release, the Executive shall remain employed by the Company as a part-time employee for a period commencing with the date upon which the Company is given (or deemed given) such written notice from Executive and terminating at the end of the following (i) twelve months, if such notice is given (or deemed given) to the Company prior to the one-year anniversary of the Effective Time (a "First Year Voluntary Termination"), (ii) thirty-six months, if such notice is given (or deemed given) to the Company on or after the one-year anniversary but prior to the second anniversary of the Effective Time (a "Second Year Voluntary Termination"), or
(iii) twelve months, if such notice is given (or deemed given) to the Company on or after the second anniversary of the Effective Time but prior to the fifth anniversary of the Effective Time (a "Post-Second Year Voluntary Termination"), in each case after which period Executive's employment with the Company shall terminate.

      In connection with the Part-Time Employment Term arising in connection with a First Year Voluntary Termination, Executive shall be paid (i) Base Salary, paid in accordance with the Company's normal payroll practices, (ii) an annual bonus equal to the amount that would otherwise have been payable to Executive upon Executive's achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance for such fiscal year) for the Company's fiscal year in which Executive's transition to part-time employment occurs (the "Target Bonus"), and (iii) a pro-rated bonus for the Company's fiscal year in which Executive's part-time employment terminates (the "Part-Time Employment Termination Fiscal Year") determined by multiplying the amount that would otherwise have been payable to Executive upon Executive's achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance


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for such fiscal year) for the Part-Time Employment Termination Fiscal Year by a
fraction, the numerator of which is the number of days in the Part-Time Employment Termination Fiscal Year covered by the Part-Time Employment Term and the denominator of which is three hundred and sixty-five (the "Pro-Rated Bonus").

      In connection with the Part-Time Employment Term arising in connection with a Second Year Voluntary Termination, Executive shall be paid (i) Base Salary for the first twenty-four months of such Part-Time Employment Term, paid in accordance with the Company's normal payroll practices, (ii) a mutually agreeable level of compensation per month (determined based on the level of services expected to be rendered) for the final twelve months of such Part-Time Employment Term, paid monthly, (iii) the Target Bonus, (iv) for the Company's fiscal year ending in the period between the first anniversary of the date of termination of Executive's full-time employment with the Company and the second anniversary of the of the date of termination of Executive's full-time employment with the Company, an amount equal to the amount that would otherwise have been payable to Executive upon Executive's achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance for such fiscal year) under the Company's bonus plan for such fiscal year (the "Second Year Bonus"), and (v) the Pro-Rated Bonus.

      In connection with the Part-Time Employment Term arising in connection with a Post-Second Year Voluntary Termination, Executive shall be paid (i) Base Salary, paid in accordance with the Company's normal payroll practices, (ii) the Target Bonus, and (iii) the Pro-Rated Bonus.

            (d) Voluntary Termination of Full-Time Employment by Executive for Good Reason. If the Executive desires to voluntarily terminate his full-time employment with the Company for Good Reason, then Executive shall provide the Company with written notice of his such termination. Subject to Executive entering into the Release, the Executive shall remain employed by the Company as a part-time employee for a period of twenty-four months from the date upon which the Company is given (or deemed given) such written notice from Executive, after which period Executive's employment with the Company shall terminate. For the purposes of this Agreement, "Good Reason" shall mean, during the Full-Time Employment Period, (i) a reduction in Executive's authority or responsibility which (a) is inconsistent with his position and/or title with the Company, or
(b) diminishes or changes the Executive's substantive authority or responsibility relative to Executive's authority and responsibility immediately prior to such reduction, (ii) a reduction in Base Salary or in the amount that may be earned if 100% "on target" annual bonus milestones are achieved which reduction is not approved by Executive (unless, in either case, such reductions apply to all executive officers of the Company), or (iii) Executive's notification in writing from the Company that his principal place of work will be relocated by a distance of 100 miles or more from the Company's headquarters.

      In connection with the Part-Time Employment Term arising in connection with Executive's voluntary termination for Good Reason, Executive shall be paid
(i) Base Salary, paid in accordance


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with the Company's normal payroll practices, (ii) the Target Bonus, (iii) the
Second Year Bonus, and (iv) the Pro-Rated Bonus.

            (e) Termination of Full-Time Employment by Company Other than for Cause. If the Company desires to terminate Executive's full-time employment with the Company other than for Cause, then the Company shall provide Executive with written notice of such termination. If the Executive's full-time employment is terminated by the Company other than for Cause, then, subject to Executive entering into a Release, the Executive shall remain employed by the Company as a part-time employee for a period of twenty-four months from the date upon which the Executive is given (or deemed given) such written notice from the Company, after which period Executive's employment with the Company shall terminate.

      In connection with the Part-Time Employment Term arising in connection with a termination of employment by the Company other than for Cause, Executive shall be paid (i) Base Salary, paid in accordance with the Company's normal payroll practices, (ii) the Target Bonus, (iii) the Second Year Bonus, and (iv) the Pro-Rated Bonus.

            (f) Reduction of Part-Time Employment Term Compensation and Benefits in the Event that Executive Becomes Employed by a Non-Competing Company. In the event that, during the Part-Time Employment Term, Executive becomes employed by an entity that is not a "Competing Company" (as defined in Section 10 hereof), Executive (i) shall have his Base Salary reduced to a mutually agreeable amount per month (determined based on the level of services expected to be rendered) in exchange for Executive providing mutually agreed upon services to the Company,
(ii) shall not be eligible to receive any Target Bonus, Second Year Bonus or Pro-Rated Bonus to the extent not already earned by Executive (for this purpose, the Target Bonus and Second Year Bonus shall be deemed earned, to the extent otherwise payable, if Executive is a part-time Employee of the Company and is not employed by a non-Competing Company through the last day of the fiscal year to which such bonuses relate, and the Pro-Rated Bonus shall be deemed earned, to the extent otherwise payable, on the last day of the Part-Time Employment Term if Executive is not employed by a non-Competing Company through the last day of the Part-Time Employment Term), and (iii) shall not be eligible to participate or receive benefits under any other employee benefit plans, policies, practices or arrangements of the Company or its predecessors.

            (g) Stock Option Vesting and Post-Termination Exercisability During Part-Time Employment Term.

                  (i) Vesting. During any Part-Time Employment Term provided for in this Agreement, stock options that were granted to Executive by Tencor or KLA (the "Prior Companies") on or prior to January 15, 1997 ("Old Options") shall continue to vest in accordance with the terms and conditions of the original option agreements relating to such Old Options, but any stock options granted to Executive by the Prior Companies or by the Company after January 15, 1997 ("New Options") shall not vest during the Part-Time Employment Term; provided, however, that notwithstanding the foregoing, in the event of (A) Executive's Post-Second Year Voluntary


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Termination, (B) voluntary termination of Executive's full-time employment with the Company for Good Reason, or (C) termination of Executive's full-time employment with the Company other than for Cause, then the New Options shall also continue to vest during the Part-Time Employment Term, in accordance with the terms and conditions of the original option agreements relating to such New Options. The term "stock option" as used herein does not include any right to participate in the employee stock purchase plans of the Company or the Prior Companies, which right shall terminate immediately upon the commencement of any Part-Time Employment Period.

                  (ii) Post-Termination Exercisability. When New Options or Old Options cease vesting pursuant to clause (i) above, a termination of employment and provision of services to the Company shall be deemed to have recurred for purposes of determining the commencement of the post-termination period during which such New Options or Old Options shall remain exercisable in accordance with the terms and conditions of the original option agreements relating to such options.

      8. Termination of Employment Relationship. Executive's part-time employment relationship with the Company may not be terminated by the Company prior to the end of the Part-Time Employment Term, except (i) upon the death or permanent disability of Executive, (ii) by written agreement between both of the parties hereto; provided, however, that Executive's employment with the Company, whether full-time or part-time, shall immediately and automatically terminate upon Executive's breach of Section 10 hereof. No additional benefits or payments will become payable to Executive hereunder upon a termination of Executive's Part-Time Employment Term.

      9. Death or Disability. In the event of Executive's death or permanent disability, this Agreement shall terminate, unless otherwise decided by the Board.

      10.   Covenant Not to Compete.

            (a) Covenant Not to Compete. During the Full-Time Employment Period and the Part-Time Employment Term, Executive will not render services as an employee, consultant, director, partner, owner to, or participate as more than a 2% shareholder in, any Competing Company in a Restricted Territory, as such terms are defined immediately below.

            (b) Competing Company. "Competing Company" shall mean another semiconductor capital equipment company, partnership, limited liability corporation or other entity any portion of whose business, including, without limitation, development, manufacturing, marketing, sales or technical or sales support, competes with the Company's business at that time.

            (c) Restricted Territory. "Restricted Territory" means any county in the State of California, each state in the United States and each country in the world.


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      11. Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's benefits hereunder shall be either

            (i)   delivered in full, or

            (ii) delivered as to such lesser extent which, or at such later time as, would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may (or might otherwise) be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes; provided that if benefits are reduced or deferred, the Executive shall choose the order in which such benefits are reduced or deferred. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

      12. Assignment. Executive's rights and obligations under this Agreement shall not be assignable by Executive. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger, liquidation, or otherwise, of all or substantially all of the business of the Company.

      13. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent by facsimile, or mailed or sent via Federal Express to the other party at its address set forth below in this Section 13, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date sent by facsimile or deposited in the United States mail (sent by certified mail, return receipt requested), as the case may be, at the following addresses:

            (i)   If to the Company:



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                  KLA-Tencor Corporation

                  --------------------------

                  --------------------------
                  Attn:  General Counsel


            (ii)  If to Executive:

                  --------------------------

                  --------------------------



      14. Arbitration. The parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Employment Dispute Resolution Rules of the American Arbitration Association as then in effect (the "Rules"). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

      The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

      The parties shall each pay one-half of the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

            EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 14, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE'S RELATIONSHIP WITH THE COMPANY.

      15. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

      16. Severability. If any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by arbitrator(s) or by a duly authorized court of competent

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jurisdiction, then the remainder of this Agreement or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and the illegal or unenforceable. term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term of provision.


      17. Entire Agreement. This Agreement and the agreements relating to the New Options and Old Options represent the entire agreement of the parties with respect to the matters set forth herein, and to the extent inconsistent with other prior contracts, arrangements or understandings between the parties, supersedes all such previous contracts, arrangements or understandings between the Company and Executive. The Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

      18. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law (other than any such rules directing application of California law).

      19. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

      20. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


EXECUTIVE                                 ----------------------------
                                          [NAME OF EXECUTIVE]



KLA-TENCOR CORPORATION                    -----------------------------
                                          [NAME & TITLE]



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